Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 14, 2019, with respect to the consolidated financial statements of General Photonics Corporation and its subsidiary for the years ended December 31, 2017 and 2016 included in the Current Report on Form 8-K/A of Luna Innovations Incorporated dated May 15, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Luna Innovations Incorporated on Form S-3 (File No. 333-191809), and on Forms S-8 (File No. 333-211802, File No. 333-204435, and File No. 333-138745).

/s/ Simon & Edward, LLP

Diamond Bar, California
May 15, 2019